Exhibit 10.7
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED
December 8, 2020

Mr. Andy Sklawer
Co-founder and COO
Brickell Biotech, Inc.
5777 Central Ave., Ste 102
Boulder, CO USA 80301

Re: Letter Agreement - Payment for [***] API (“Second API Payment Letter Agreement”)

Dear Andy,

As you know, pursuant to the Letter Agreement for Supply of [***] API - First Amendment ("First API Payment Letter Agreement"), Brickell Biotech, Inc. ("Brickell") paid Kaken Pharmaceutical Co., Ltd. ("Kaken") for [***] out of a total of [***] API that Kaken delivered to Brickell pursuant to the Clinical Supply Agreement entered into between Brickell and Kaken dated as of July 30, 2019 ("CSA"). Currently, pursuant to the CSA and the First API Payment Letter Agreement, Brickell owes Kaken the following amounts:

1.    Principal amount owed for remaining [***] API: Yen [***];

2.    Amount of accrued but unpaid interest on the unpaid principal amounts of the balance owed to Kaken: Yen [***] (as of 9/30/2020); and

3.    Accrued but unpaid storage charges: Yen [***] (as of 9/30/2020).

In addition, interest and storage charges are continuing to accrue at the rates set forth in the CSA and the First API Payment Letter Agreement. All of the above amounts are past due. As mentioned in the First API Payment Letter Agreement, Kaken reserves all rights at law and in equity with respect to all amounts that Brickell owes Kaken.

More specifically, Kaken commenced sales of ECCLOCK® Gel 5% (INN: sofpironium bromide, code name: BBI-4000, “ECCLOCK®”) in Japan for primary axillary hyperhidrosis on November 26, 2020 and, as such, Kaken will now owe Brickell royalty payments in the first quarter of 2021 pursuant to the License, Development & Commercialization Agreement between Brickell and Kaken, executed March 15, 2015 and as subsequently amended (“LDCA”). Given this situation, Kaken desires to confirm Brickell’s agreement to pay Kaken amounts that Brickell owes for the [***] API as follows:

1.     Kaken will offset all amounts that Brickell owes Kaken for the [***] API, including interest and storage charges, against royalty and other payments that Kaken will owe to Brickell pursuant to the LDCA until all amounts that Brickell owes Kaken are fully paid, provided that Kaken will not reduce the amount of any royalty payment that would otherwise be due to Brickell under the LDCA by more than [***] so that Brickell would be able to pay Bodor Laboratories, Inc. (“Bodor”) sublicense royalties that Brickell will owe Bodor pursuant to the Amended and Restated License Agreement dated February 17, 2020 entered into between Brickell and Bodor (“ARLA”). Brickell will promptly send Kaken a copy of the wire transfer confirmation receipt or other similar document reasonably acceptable to Kaken evidencing Brickell’s timely payment to Bodor of all sublicense royalties that Brickell owes to Bodor pursuant to the ARLA.

    2.    Kaken will credit amounts that Kaken offsets pursuant to Paragraph 1 against the following, in order: (i) accumulated storage charges, (ii) accrued interest and (iii) the unpaid principal amount that Brickell owes Kaken for the [***] API and Kaken will set forth the calculation of the amounts Kaken offsets against the amounts owed by Brickell in each statement that Kaken will provide to Brickell pursuant to Section 8.3.4 of the LDCA (“Statement”). All unpaid amounts will continue to bear interest at the rate of [***] per annum on the basis of a 360-day year.

    3.    At any time after prior written notice by Brickell to Kaken of thirty (30) calendar days following payment by Brickell to Kaken hereunder by royalty offset, Kaken will make available at [***] to a carrier designated by Brickell an amount of API in kg equal to: [***] rounded down to the lowest [***] (which is the storage capacity of each container in which the API is stored); provided that Kaken shall have no obligation to make any API available to Brickell’s carrier unless Kaken has an obligation pursuant to this Paragraph 3 to make at least [***] of API available to Brickell’s carrier, except that this proviso shall not apply when the total remaining amount of API in storage is less than [***]. Storage charges shall continue to accrue for API at the rates set forth in the CSA and Letter Agreement until Brickell’s carrier takes delivery of all remaining [***] API.

    4.    At any time until Kaken has fully offset all amounts owed by Brickell against royalty and other payments owed by Kaken to Brickell pursuant to this Second API Payment Letter Agreement, Brickell shall have the right, exercisable upon [***] calendar days’ written notice to Kaken to pay all amounts that Brickell then owes Kaken for the [***] API. Brickell’s notice shall set forth the business day on which Brickell’s designated carrier will take delivery of all remaining API in storage, promptly following the expiration of the full [***] calendar day advance notice period (“Pick-up Date”), and such other details concerning Brickell’s designated carrier as Kaken shall reasonably require. Within [***] calendar days after receipt of such notice from Brickell, Kaken shall send Brickell an invoice for the principal balance amount that Brickell owes Kaken for the remaining API in storage and storage charges for the API calculated through later of the Pick-Up Date or the date through which Kaken will incur storage charges. Brickell shall pay Kaken all amounts set forth in Kaken’s invoice by means of wire transfer to such bank account as designated in writing by Kaken in immediately available funds without any set-off or deduction for any reason no later than [***] calendar days before the date Brickell has indicated its common carrier will take delivery of all remaining API. Kaken shall send Brickell a subsequent invoice for the amount of accrued interest calculated through the date Kaken confirms receipt in full of all amounts set forth in Kaken’s first invoice within [***] calendar days after confirming receipt of all such amounts. Brickell shall pay Kaken the amount of accrued interest set forth in Kaken’s invoice within [***] calendar days after the date of Kaken’s invoice by means of wire transfer to such bank account as designated in writing by Kaken in immediately available funds without any set-off or deduction for any reason. Kaken shall have no obligation to make any API available to Brickell’s carrier unless Kaken is able to confirm receipt in full of the amounts set forth in its first and second invoices [***] calendar days prior to the date Brickell has indicated its common carrier will take delivery of all API.

Please kindly signify Brickell's agreement to pay Kaken all amounts owed for the [***] API pursuant to the terms of this Second API Payment Letter Agreement by signing below where indicated and return a signed copy of this Second API Payment Letter Agreement to my attention.

Sincerely yours,	Agreed this 8th day of December, 2020

/s/ [***]	/s/ Andrew Sklawer
Name: [***]	Name: Andrew Sklawer
Title: [***]	Title: Co-founder and COO
Kaken Pharmaceutical Co., Ltd.	Brickell Biotech, Inc.
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